Issuer Free Writing Prospectus, dated December 1, 2010
Filed by: Eastman Chemical Company
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-3: No. 333-159259
Eastman Chemical Company
Pricing Term Sheet
$500,000,000
$250,000,000 3.000% Notes due 2015
$250,000,000 4.500% Notes due 2021

Issuer:	Eastman Chemical Company
Ratings:	Baa2/BBB/BBB (1)
Pricing Date:	December 1, 2010
Settlement Date:	T+7; December 10, 2010 (2)
Title:	2015 Notes	2021 Notes
Security Type:	Senior Unsecured Notes	Senior Unsecured Notes
Principal Amount:	US $250,000,000	US $250,000,000
Maturity:	December 15, 2015	January 15, 2021
Coupon:	3.000%	4.500%
Price to Public:	99.884%	99.938%
Yield to Maturity:	3.025%	4.507%
Spread to Benchmark Treasury:	T+140 bps	T+155 bps
Benchmark Treasury:	1.375% due November 30, 2015	2.625% due November 15, 2020
Benchmark Treasury Spot and Yield:	98-253/4 / 1.625%	97-05 / 2.957%
Interest Payment Dates:	June 15 and December 15, commencing June 15, 2011	January 15 and July 15, commencing July 15, 2011
Make-Whole Call:	T+ 20 bps	T+ 25 bps (at any time prior to October 15, 2020)
Par Call:	N/A	At any time on or after October 15, 2020
CUSIP:	277432 AJ9	277432 AK6
ISIN:	US277432AJ92	US277432AK65

Joint Book Running-Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
RBS Securities Inc.

Co-Managers:	Barclays Capital Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mitsubishi UFJ Securities (USA) Inc.
Mizuho Securities USA Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
(1) Note: A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.
(2) We expect that delivery of the notes will be made against payment thereof on or about the settlement date specified in this communication, which will be the 7th business day following the date of pricing of the notes (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 of the U.S. Securities and Exchange Commission (SEC) under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding four business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next succeeding four business days should consult their own advisor.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, J.P. Morgan Securities LLC. collect at 1-212-834-4533 or RBS Securities Inc. toll-free at 1-866-884-2071.
This pricing term sheet supplements the preliminary prospectus supplement issued by Eastman Chemical Company on December 1, 2010 relating to its prospectus dated May 15, 2009.
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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